Contact:	George Powlick
Chief Financial Officer
(818) 706-5100

K•SWISS ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION
è Board Approves Additional $25 Million Stock Repurchase Authorization ç

WESTLAKE VILLAGE, Calif. (October 29, 2002)—K•Swiss Inc. (Nasdaq/NM:KSWS) today announced its Board of Directors authorized a new stock repurchase program for the Company to repurchase up to $25 million of the Company’s Class A Common Stock. This program is in addition to the Company’s September 2001 $25 million stock repurchase program that is virtually completed.

Under the new stock repurchase program, the Company may purchase through December 31, 2007, as market conditions warrant and from time to time on the open market, up to $25 million of its Class A Common Stock or, based on a closing price of $25.41 per share of the Company’s Class A Common Stock on October 28, 2002, approximately 5.5% of the aggregate Class A and Class B Common Stock currently outstanding. The Company believes the repurchase of its shares of Class A Common Stock can be a good use of excess cash depending on the Company’s array of alternatives.

During the third quarter of 2002, the Company purchased a total of 714,400 shares of Class A Common Stock for a total expenditure of $13,589,000. Since August 1996, the Company has expended an aggregate of $84,414,000 through its several stock repurchase programs by which it has purchased 10,602,000 shares of its Class A Common Stock.

Commenting on the announcement, Steven Nichols, Chairman of the Board and President, stated, “We are pleased with the Board’s decision to authorize the potential utilization of a portion of the Company’s capital, which included approximately $65 million cash as of September 30, 2002, to repurchase our shares.”

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company’s training shoe and new Limited Edition lines, National Geographic brand and Royal Elastics brand, market acceptance of the Company’s casual product in Europe, customer demand, competition, the impact of terrorism on the worldwide economy, potential disruptions in deliveries and additional costs related to the west coast port closures, and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10Q for the quarter ended September 30, 2002. “Backlog” as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of “future” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

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